Exhibit 99.1

Littlefield Corporation Announces Q3 2008 Results

AUSTIN, Texas--(BUSINESS WIRE)--October 29, 2008--Littlefield Corporation (OTCBB: LTFD) today announced results for the third quarter of 2008. The Company reported third quarter 2008 revenue declined 3% mainly as a result of two hurricanes and the national economic crisis which lowered attendance levels at halls particularly in South Carolina and offset the contribution of new halls acquired in January and July of this year. The Company operated at approximately breakeven excluding the significant unfavorable impact on earnings of renovations, re-openings and the start-up of new halls in Texas, ongoing legal expenses and the seasonally low quarter for its Hospitality segment.

The Q3 2008 results include approximately $580,000 of notable items: $428,000 from the effects of renovations, re-openings and start-ups of new halls at several halls in Texas, $69,000 of legal expenses, $70,000 of acquisition related expenses and $13,000 for non cash expenses for compensation expense related to stock options. The Company has underway a broad program of renovations, re-openings and start-ups of new halls affecting nine locations within the Company’s portfolio of 41 bingo centers including Pensacola, Florida, and San Angelo, Abilene, Odessa, El Paso and Corpus Christi, Texas. The legal expenses mainly relate to the recent acquisition and ongoing legal matters in South Carolina and Texas, and litigation with Furtney seeking recovery of prior settlements and other damages.

The Q3 2007 earnings included approximately $168,000 of notable items: $154,000 from legal expenses related to the South Carolina, Texas and Furtney litigation and $14,000 for non cash expenses for compensation expense related to stock options.

Highlights of the third quarter compared to last year follow. For comparability these have been adjusted to exclude the catering business sold on April 15, 2008:

  Total consolidated Q3 2008 revenue was $2,533,814, down 3% from last year’s record revenue level. Total Entertainment revenue for the quarter declined $51,831 or 2%; the effects of two hurricanes on halls in South Carolina and renovations in Texas were mostly offset by the revenue contribution of seven new halls acquired during 2008. Hospitality revenue for the quarter was down $40,766 or 9%, mainly from lower event activity.
  Entertainment (bingo) Q3 2008 gross profit excluding noted and growth related expenses was $611,069, down $218,382 mainly in South Carolina from reduced revenue mentioned above; including the noted items gross profit was $123,839, down 86% versus 2007 mostly as a result of the renovation, re-opening and start-up activities.
  The Hospitality segment’s seasonally low third quarter resulted in a gross loss of $161,307 compared to a gross loss of $145,966 in Q3 2007 on lower sales levels.
  Excluding the notable items described above, Q3 2008 net loss was $179,433 versus net income of $106,947 in Q3 2007.

The following report is based upon unaudited financial statements.

REVENUE
	Q3 2008	Q3 2007	Variance	% Change
LTFD Corporation	$2,533,814	$2,616,521	($82,707)	(3%)
Entertainment	2,078,799	2,130,630	(51,831)	(2%)
Hospitality	430,592	471,358	(40,766)	(9%)
Other	24,423	14,533	9,890	NM

Entertainment revenue was largely affected unfavorably in South Carolina by two hurricanes and the national financial turmoil and lower revenue at renovated halls in Texas and favorably by the contribution of revenue from seven halls acquired during the year. Hospitality revenue declined mainly from lower event levels. For comparability, Hospitality revenue has been reduced by $396,745 of revenue in Q3 2007, net of intra-company transactions, to exclude revenue from the catering business sold in April 2008.

The trend of quarterly year-over-year revenue changes has been as follows:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
LTFD Corp	(6%)	(2%)	1%	9%	11%	10%	20%	17%
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
Hospitality	(6%)	(8%)	(29%)	6%	5%	19%	90%	19%
TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
LTFD Corp	17%	21%	11%	23%	20%	1%	5%	(19%)
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)
Hospitality	10%	25%	8%	44%	63%	(9%)	(13%)	(35%)
TREND OF REVENUE CHANGES	Q1 2008	Q2 2008	Q3 2008
LTFD Corp	(10%)	(6%)	(3%)
Entertainment	(4%)	(5%)	(2%)
Hospitality	(25%)	(11%)	(9%)

A pattern of revenue increases which first became evident in Q4 2004 [absent only Entertainment in Q3 2005] continued until late 2007 when the Company commenced strategic investments to strengthen its long-term position in certain markets by renovating then reopening and merging certain halls in Texas. Excluding the effects of these changes, the underlying performance of the Entertainment portfolio including acquired halls held steady at last year’s record level.

GROSS PROFIT
	Q3 2008	Q3 2007	Variance	% Change
LTFD Corporation	($13,045)	$723,557	($736,602)	NM
Entertainment	123,839	856,452	(732,613)	(86%)
Hospitality	(161,307)	(145,966)	(15,341)	(11%)
Other	24,423	13,071	11,352	NM

The Entertainment gross profit decrease was attributed to hall start-up activities described above including the addition of staff to implement the programs at numerous locations of $514,230 as well as lower revenue in South Carolina of $193,000. The Hospitality gross profit decline was attributed to lower sales levels. For comparability, Hospitality gross profit has been increased by $106,919 in Q3 2007 to exclude the catering business sold at the beginning of the second quarter.

CORPORATE OVERHEAD
	2008	2007	Variance	% Change
THIRD QUARTER	$491,759	$498,618	($6,859)	(1%)

For the quarter, the corporate overhead expense excluding depreciation and the noted items was approximately equal to the prior year. Corporate overhead does not include depreciation of $31,217 in Q3 2008 and $29,079 in Q3 2007. This is consistent with past presentation of this information.

NET INCOME (LOSS) and BASIC EPS
	2008	2007	Variance
Q3 Net Income (Loss)	($759,082)	($141,346)	($617,736)
Q3 Basic Earnings (Loss) per share	($0.05)	($0.01)	($0.04)
Q3 Basic weighted average shares outstanding	16,754,901	11,325,469	5,429,432

These results were unfavorably affected by the noted items described above. Disregarding the noted items, the Company’s net loss for Q3 2008 was approximately $179,432 compared to net income of approximately $0 in Q3 2007. The increased Q3 2008 basic weighted shares outstanding reflect the private placement of an additional 5,190,568 shares on March 27, 2008.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“Our third quarter was affected by several meaningful events namely, two major hurricanes and the national financial crisis. In addition, the high price of gasoline which was caused by shortages associated with the hurricanes’ disruptions had an unfavorable impact on customer behavior. These factors had a significant impact on attendance at our halls especially in South Carolina where gasoline prices soared to $5 per gallon due to Hurricane Ike.

The third quarter of 2008 was also impacted by the costs associated with growth and the Company’s ambitious plans to renovate, re-start and add bingo halls. In many instances this was done in conjunction with ambitious capital expenditure plans and a realignment of the charities conducting bingo in the bingo halls.

In addition to the usual growth related expenses, we have also spent approximately $500K in capital improvements during the quarter in addition to the acquisition in South Carolina.

In July we completed the acquisition of six additional halls in South Carolina. The integration of the halls has gone well and I appreciate the efforts of all those involved to provide this smooth transition.

This brings the total number of bingo halls of subsidiaries to forty-one (41) with twenty-one (21) in Texas, sixteen (16) in South Carolina, three (3) in Alabama and one in Florida. These totals include halls currently operating, a hall subleased, halls in development and a hall which I contemplate closing.

We are taking actions within the Company to respond to the potential effects of the national financial crisis. These include re-evaluating the timing of our expansion plans, the capital spending related to our entertainment destination strategy and costs within the Company.

I look forward to answering your questions during the Conference Call on Friday.”

Earnings will be discussed in a conference call on Friday, October 31, 2008, at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation, Austin
Cecil Whitmore, 512-476-5141
Investor Relations
Fax: 512-476-5680
cwhitmore@littlefield.com